UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)(C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)


                               (AMENDMENT NO.__)*


                                Autoweb.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   053331 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 12 Pages

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 2 OF 12 PAGES
---------------------                                        -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Geocapital IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,416,842 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,416,842 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,416,842 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 3 OF 12 PAGES
---------------------                                        -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Geocapital IV Management, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,416,842 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,416,842 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,416,842 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 4 OF 12 PAGES
---------------------                                        -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen J. Clearman
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,416,842 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,416,842 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,416,842 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 5 OF 12 PAGES
---------------------                                        -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Lawrence W. Lepard
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,416,842 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,416,842 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,416,842 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 6 OF 12 PAGES
---------------------                                        -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard A. Vines
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,416,842 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,416,842 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,416,842 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 7 OF 12 PAGES
---------------------                                        -------------------
                                  Schedule 13G
                                  ------------

ITEM 1(A).        NAME OF ISSUER:  Autoweb.com, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  3270 Jay Street, Building 6, Santa Clara, CA 95054.

ITEM 2(A). NAMES OF PERSONS FILING: (1) Geocapital IV, L.P.; (2) Geocapital IV Management, L.P. (the sole general partner of Geocapital IV, L.P.); and (3) Stephen J. Clearman, Lawrence W. Lepard, and Richard A. Vines (the general partners of Geocapital IV Management, L.P.).

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of each of Geocapital IV, L.P., Geocapital IV Management, L.P., Stephen
                  J. Clearman, Lawrence W. Lepard, and Richard A. Vines is 2 Executive Drive, Fort Lee, NJ, 07024-3304.

ITEM 2(C). CITIZENSHIP: Each of Geocapital IV, L.P., and Geocapital IV Management, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stephen J. Clearman, Lawrence W. Lepard, and Richard A. Vines is a United States citizen.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share.

ITEM 2(E).        CUSIP NUMBER: 053331 10 4

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(ii)(J), check this box [ ].  Not Applicable.

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 8 OF 12 PAGES
---------------------                                        -------------------

ITEM 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                        As of December 31, 1999, Geocapital IV, L.P. was the record holder of 3,416,842 shares of Common Stock (the "Record Shares"). By virtue of the affiliate relationship between Geocapital IV, L.P. and Geocapital IV Management, L.P., Geocapital IV Management, L.P. may be deemed to own beneficially all of the Record Shares. In their capacities as individual general partners of Geocapital IV Management, L.P., Stephen J. Clearman, Lawrence W. Lepard, and Richard A. Vines may be deemed to own beneficially all of the Record Shares.

                        Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of its pecuniary interest therein, if any, of any shares of Common Stock of Autoweb.com, Inc. and except in the case of Geocapital IV, L.P. for the 3,416,842 shares which it holds of record.

                  (b)   Percent of Class:

                        Geocapital IV, L.P.: 13.6%
                        Geocapital IV Management, L.P.: 13.6%
                        Stephen J. Clearman: 13.6%
                        Lawrence W. Lepard: 13.6%
                        Richard A. Vines: 13.6%

                  The foregoing percentages are calculated based on the 25,042,990 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Autoweb.com, Inc. for the quarterly period ending October 31, 1999.

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                               Geocapital IV, L.P.: 13.6%
                               Geocapital IV Management, L.P.: 13.6%
                               Stephen J. Clearman: 13.6%
                               Lawrence W. Lepard: 13.6%
                               Richard A. Vines: 13.6%

                        (iii) sole power to dispose or direct the disposition of:

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 9 OF 12 PAGES
---------------------                                        -------------------
                               0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                               Geocapital IV, L.P.: 13.6%
                               Geocapital IV Management, L.P.: 13.6%
                               Stephen J. Clearman: 13.6%
                               Lawrence W. Lepard: 13.6%
                               Richard A. Vines: 13.6%

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  Not Applicable.

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 10 OF 12 PAGES
---------------------                                        -------------------




ITEM 10.          CERTIFICATION.
                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 11 OF 12 PAGES
---------------------                                        -------------------

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:   February 14, 2000


GEOCAPITAL IV, L.P.

By:   Geocapital IV Management, L.P.

      By: /s/ Richard A. Vines
          ----------------------
          Richard A. Vines
          General Partner



Geocapital IV Management, L.P.

      By: /s/  Richard A. Vines
          ----------------------
          Richard A. Vines
          General Partner



Stephen J. Clearman

/s/  Stephen J. Clearman
--------------------------------


Lawrence W. Lepard

/s/  Lawrence W. Lepard
--------------------------------


RICHARD A. VINES

/s/  Richard A. Vines
--------------------------------

---------------------                                        -------------------
CUSIP NO. 053331 10 4                 13G                    PAGE 12 OF 12 PAGES
---------------------                                        -------------------


                                    AGREEMENT
                                    ---------

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Autoweb.com, Inc.

        EXECUTED this 14th day of February, 2000.



GEOCAPITAL IV, L.P.

By:   Geocapital IV Management, L.P.

      By: /s/ Richard A. Vines
          ----------------------
          Richard A. Vines
          General Partner



GEOCAPITAL IV MANAGEMENT, L.P.

      By: /s/  Richard A. Vines
          ----------------------
          Richard A. Vines
          General Partner



STEPHEN J. CLEARMAN

/s/  Stephen J. Clearman
--------------------------------


LAWRENCE W. LEPARD

/s/  Lawrence W. Lepard
--------------------------------


RICHARD A. VINES

/s/  Richard A. Vines
--------------------------------